Exhibit 10.2
Catalyst Pharmaceutical Partners, Inc.
355 Alhambra Circle
Suite 1370
Coral Gables, Florida 33134
Effective on November 12, 2008
Jack Weinstein
Chief Financial Officer
Catalyst Pharmaceutical Partners, Inc.
345 Route 17 South
Upper Saddle River, New Jersey 07458
Dear Jack:
This letter agreement is being entered into in connection with the conclusion of the term of that certain Employment Agreement (the “Agreement”) dated November 8, 2006 between yourself and Catalyst Pharmaceutical Partners, Inc. (the “Company”).
As of November 8, 2008, upon the expiration of the term set forth in the Agreement, the Agreement automatically terminated by its express terms and you became an at-will employee of the Company. Notwithstanding, the Company has agreed that the matters set forth in this letter agreement shall continue to apply to your employment with the Company:
1.	If you are terminated by the Company in the future for any reason other than a reason that constitutes “cause” (as that term is defined below), or if you terminate your employment with the Company at any time in the future for “good reason” (as that term is defined below), you will receive twelve (12) months of your base salary following your termination, which amount shall be paid during the twelve (12) month period following the termination of your employment with the Company in the same manner as if you had remained an employee of the Company. For purposes of this letter agreement, the term: (A) “cause” shall mean, as determined by the Board in good faith: (i) commission by you of any act of fraud or any act of misappropriation or personal dishonesty relating to or involving the Company in any way; (ii) your willful failure, neglect or refusal to perform, or gross negligence in the performance of, your material duties and responsibilities or any express direction of the Company (other than the failure, neglect or refusal to perform an unlawful act), or any violation of any rule, regulation, policy or plan established by the Company from time-to-time regarding the conduct of its employees and/or its business, if such violation is not remedied by you within ten (10) days of receiving notice of such violation from the Company; or (iii) your arrest for, conviction of or plea of nolo contendere to a crime constituting a felony; and (B) the term “good reason” shall mean, as determined by the Company, the first occurrence, without your consent, of either: (i) any material alteration by the Company of your positions, functions, duties or responsibilities, including any change that (a) alters your reporting responsibility or (b)

causes your Position with the Company to become of materially less importance than the applicable positions; or (ii) a material decrease in your base salary that has not been agreed to by you; provided, however, that you shall not be deemed to have terminated your employment with the Company for good reason unless: (i) you terminate your employment no later than 90 days following the initial existence of one or more of the above referenced conditions; and (ii) you provide to the Company a written notice of the existence of the above-referenced condition(s) within 90 days following the initial existence of such condition(s) and the Company fails to remedy such condition(s) within 30 days following the receipt of such notice. Payment of the above-described twelve (12) month severance benefit shall commence 45 days after termination, so long as Employee executes (and does not revoke prior to the commencement of payment), the release required under Section 7.5.3 (in the case of termination without cause) or Section 7.6.3 (in the case of termination for good reason), as applicable, of the Agreement.
2.	You hereby agree that Section 5 (Confidentiality) and Section 6 (Restrictive Covenants) of the Agreement shall continue to apply to you following the termination of the Agreement.
     Please indicate your acceptance of these terms by signing below and returning a copy to me.

Sincerely,
/s/ Patrick J. McEnany
Patrick J. McEnany
Chief Executive Officer

Accepted and agreed to effective on the 12th day of November, 2008

/s/ Jack Weinstein
Jack Weinstein

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